UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                   Commission File Number   1-11030
                                                         ------------------

                              First USA, Inc.
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           (Exact name of registrant as specified in its charter)


        1601 Elm Street,  Dallas, Texas 75201    Tel. (214) 849-2000
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     6 1/4% Convertible Preferred Stock
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          (Title of each class of securities covered by this Form)


                        Common Stock, $.01 par value
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   (X)              Rule 12h-3(b)(1)(i)   (X)
          Rule 12g-4(a)(1)(ii)  ( )              Rule 12h-3(b)(1)(ii)  ( )
          Rule 12g-4(a)(2)(i)   ( )              Rule 12h-3(b)(2)(i)   ( )
          Rule 12g-4(a)(2)(ii)  ( )              Rule 12h-3(b)(2)(ii)  ( )
                                                 Rule 15d-6            ( )

     Approximate number of holders of record as of the certification or
notice date:         0

     Pursuant to the requirements of the Securities Exchange Act of 1934 First USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 24, 1997                  By:  /s/ Philip E. Taken
                                           Philip E. Taken
                                           Senior Vice President and
                                             General Counsel